Alico Inc. Appoints Dan L. Gunter as Chief Executive Officer

LaBelle, FL, June 30, 2008 — Alico, Inc. (NASDAQ: ALCO), a land management company, announced that Dan L. Gunter, President and Chief Operating Officer, was named Chief Executive Officer of the Company effective July 1, 2008.  Mr. Gunter will succeed John R. Alexander who held the CEO position since February 2005, following Mr. Alexander’s retirement.  Mr. Alexander will continue in his role of Chairman of the Board.

Mr. Gunter has served as the Company’s President and Chief Operations Officer since April 17, 2006. He previously served as Executive Director of the Florida Department of Citrus from 1986 through 1992 and again between July 2004 and April 2006. Mr. Gunter also served as an officer in various executive positions for Lykes Bros. Inc. and its subsidiary Vitality Beverages, Inc., with a focus on sales and marketing management, as well as specific operating P&L responsibilities. He has also held the positions of Assistant and Associate Professor in the Food and Resource Economics Department at the University of Florida.

Mr. Gunter stated, “I am honored by this opportunity and look forward to continuing to work for the shareholders in order to maximize profits and persist in the exploration of opportunities for diversification.  Alico’s reputation, financial strength and employees are well positioned for growth and building shareholder value.”

Mr. Alexander stated, “I think that Mr. Gunter is the perfect choice to lead this Company forward in the direction we have developed.  I remain excited and challenged every day with my responsibilities at Alico and I intend to continue to be an active Chairman of the Board."

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Dan L. Gunter
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.